Exhibit 4.41
[Confidential Treatment]
DELIVERY DATE ADDENDUM
Addendum to the Contract (as amended and supplemented from time to time, the “Contract”) dated as of 15 September 2003 and made between Jos. L. Meyer GmbH, Pride of Hawaii,Inc. (formerly known as Ship Ventures Inc.) and Arrasas Limited in respect of the construction of Hull No. S.668.
It is hereby agreed as follows:
1.	The date specified in the first line of Clause 1.1 of Article 7 of the Contract is hereby amended to read 12 April 2006.

2.	The date specified in the last line of Clause 2.1(i) of Article 9 of the Contract is hereby amended to read 12 April 2006.
Authorised Signatures
Signed by: SIGNATURE ILLEGIBLE
for and on behalf of
Jos. L. Meyer GmbH on 14 February 2006
Signed by: /s/ Colin Veitch                                                                                            Initiated JK
for and on behalf of
Pride of Hawaii, Inc. on 13 February 2006
Signed by: /s/ Colin Veitch
for and on behalf of
Arrasas Limited on 13 February 2006
End of Addendum

ADDENDUM NO. 3
Addendum Number 3 to the Shipbuilding Contract (as amended and supplemented from time to time, the “Shipbuilding Contract”) dated as of 15 September 2003 and made between the company now known as MEYER WERFT GmbH as builder (the “Builder”), the company now known as Pride of Hawaii, Inc. as buyer (the “Buyer”) of the passenger cruise ship now known as m.v. Pride of Hawaii (the “Ship”), and Arrasas Limited as guarantor for the Buyer (“AL”).
The parties have agreed to enter into this Addendum in order to record certain matters agreed between them in connection with delivery of the Ship under the Shipbuilding Contract. Now, therefore, it is hereby agreed as follows:

1. The Buyer has agreed to accept delivery of the Ship in reliance upon and subject to the undertakings and reservations referred to in paragraphs 2 to 5 below.
2. The Builder undertakes, at its entire risk and expense, with all due despatch and without any interruption to the Ship’s operations or service: (i) to procure [**] [Confidential Treatment] referred to in the Minutes of Meeting No. [**] [Confidential Treatment], with Buyer’s reasonable co-operation where applicable; and (ii) to rectify [**] [Confidential Treatment] in accordance with the Minutes of Meeting [**] [Confidential Treatment].
[**] [Confidential Treatment]
6. The protocol of delivery and acceptance signed by the Builder and the Buyer at delivery of the Ship shall be in all respects subject and subordinate to the provisions of this Addendum.
7. Save and except as expressly provided in this Addendum, the terms and conditions of the Shipbuilding Contract shall remain unamended and in full force and effect.
8. This Addendum shall be deemed an integral part of, and read as one with, the Shipbuilding Contract.
9. Expressions defined in the Shipbuilding Contract shall bear the same meanings when used in this Addendum.

Authorised Signatures

Signed by: BERNARD MEYER
for and on behalf of
the Builder on 19 APRIL 2006
/s/ BERNARD MEYER

Signed by: VIJAY JEYARATNAM
for and on behalf of
the Buyer on 19 APRIL 2006
/s/ VIJAY JEYARATNAM

Signed by: VIJAY JEYARATNAM
for and on behalf of
AL on 19 APRIL 2006
/s/ VIJAY JEYARATNAM

(End of Addendum No.3)